UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

PULSE ELECTRONICS CORPORATION
(Name of Registrant as Specified in Its Charter)

BEL FUSE INC. BEL VENTURES INC. TIMOTHY E. BROG JAMES DENNEDY DANIEL BERNSTEIN AVI EDEN PETER GILBERT JOHN F. TWEEDY COLIN DUNN DENNIS ACKERMAN CRAIG BROSIOUS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Bel Fuse Inc., together with the other Participants named herein (collectively, “Bel”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of shareholders (the “Annual Meeting”) of Pulse Electronics Corporation, a Pennsylvania corporation.  Bel has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1.  Homepage for www.ProxyProcess.com/BelFuse:

This site contains solicitation materials prepared by Bel Fuse Inc. in connection with the 2011 Annual Meeting of Shareholders of Pulse Electronics Corporation scheduled to be held on May 18, 2011.

Shareholders seeking assistance to vote the GOLD proxy card can contact Bel's proxy solicitor Alliance Advisors at (877) 777-5017.
Bel's Definitive Proxy Materials for Pulse
·	Definitive Proxy Statement [April 11, 2011]
·	GOLD Proxy Card

Letters to Pulse Electronics
·	Letter to Pulse Electronics Shareholders [April 11, 2011]
·	Letter to Pulse Electronics' CEO [March, 21 2011]
·	Letter to Pulse Electronics' Lead Independent Director [February 28, 2011]

Press Releases
·	Bel Fuse Files Definitive Proxy Statement and Issues Letter to Pulse Electronics Shareholders [April 11, 2011]
·	Bel Fuse Sends Letter to Pulse Electronics Regarding Business Combination Proposal and Election Contest to Replace Pulse Electronics' Directors [March 21, 2011]
·	Bel Fuse Proposes to Acquire Pulse Electronics for $6.00 Per Share [February 28, 2011]
·	Letter to Pulse Electronics' Lead Independent Director [December 14, 2010]
·	Letter to Pulse Electronics Directors Barton & Burrows [June 28, 2007]

Bel filed a definitive proxy statement and a GOLD proxy card with the Securities and Exchange Commission (the "SEC") on April 11, 2011 to be used to solicit votes for the election of its two nominees to the Board of Directors of Pulse at the 2011 Annual Meeting of Shareholders scheduled for May 18, 2011.

Bel strongly advises all shareholders of Pulse to read the definitive proxy statement (available on this site above) because it contains important information about the solicitation. The proxy statement, GOLD proxy card and any other relevant documents are also available on the SEC's website at www.sec.gov. In addition, Bel will provide copies of the proxy statement and other proxy materials without charge upon request. For additional information contact Bel's proxy solicitor Alliance Advisors at its toll-free number (877) 777-5017 or at Waheed@allianceadvisorsllc.com

The contents of this website do not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer for the shares of Pulse has commenced at this time.  In connection with Bel’s proposal to acquire Pulse, Bel may file tender offer documents with the SEC.  Any definitive offer documents will be mailed to shareholders of Pulse.  INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the website maintained by the SEC at www.sec.gov.

Item 2.  Press release, dated April 11, 2011:

Bel Fuse Inc. Files Definitive Proxy Statement and Issues Letter to Pulse Electronics Shareholders

Urges Shareholders to Vote the GOLD Proxy Card FOR the Election of its Two Highly-Qualified, Independent Director Nominees

Press Release Source: Bel Fuse Inc. On Monday April 11, 2011, 10:20 am EDT

JERSEY CITY, N.J.--(BUSINESS WIRE)-- Bel Fuse Inc. (NASDAQ:BELFA - News) (NASDAQ:BELFB - News) today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission and issued a letter to shareholders of Pulse Electronics Corporation (NYSE:PULS - News) in connection with Pulse's 2011 annual meeting of shareholders scheduled for May 18, 2011.

The full text of the letter follows:

VOTE YOUR GOLD PROXY CARD TODAY

April 11, 2011

Dear Pulse Electronics Shareholder:

Bel Fuse Inc. is seeking your support for the election of our two highly-qualified, independent nominees to the Board of Directors of Pulse Electronics Corporation at Pulse’s 2011 Annual Meeting of Shareholders scheduled to be held on May 18, 2011.  We are not seeking control of the Pulse Board and these nominees have no agenda other than examining ALL options available to maximize value for Pulse shareholders.  We are seeking representation on the Pulse Board because we believe that the current directors of Pulse have not acted in the best interests of shareholders.

THE PULSE BOARD HAS REFUSED TO ENGAGE IN SERIOUS DISCUSSIONS WITH US REGARDING OUR PROPOSAL TO ACQUIRE PULSE

Over the past decade, the electronic components industry has become increasingly more cost-competitive and, as a result, it has become incrementally more difficult for businesses within the industry to sustain profitable results.  Consequently, economies of scale and scope of resources have emerged as two extremely important aspects for remaining competitive and for producing long-term, sustainable shareholder wealth.  Recognizing this dynamic, in 2006, representatives from Bel and Pulse began discussing a framework for a potential business combination that made strong strategic sense and that had the potential to create more value than either company could achieve on a standalone basis. Today, with the electronic components industry facing higher operating costs and a more competitive global environment, we are convinced that the strategic rationale for such a combined business entity is even more compelling.

Since 2008, we have attempted to renew merger discussions on four different occasions with members of the Pulse Board.  Unfortunately, despite the clear benefits we believe a business combination would yield for both companies and the value such a transaction would create for all shareholders, we were told by members of the Pulse Board that it was either “not the right time for a conversation” or that they preferred to defer substantive negotiations to a future date.  Each time, we respectfully honored these requests, patiently waiting while Pulse churned through four CEOs (including an interim CEO), the value of Pulse deteriorated (Pulse’s market value has declined by more than $750 million over the past five years) and the Pulse Board distributed millions in compensation and fringe benefits to a select few senior managers (Pulse’s top two senior managers have been paid $25.7 million in salary, stock awards, tax gross ups, social club memberships, retirement plan benefits and other perks over the past five years).

After years of unsuccessful attempts to engage with the Pulse Board, we felt we had no other option but to make our interest public.  On February 28, 2011, we made a compelling proposal for a business combination under which Bel would acquire all of the outstanding shares of Pulse common stock for per share consideration of $6.00 in cash or Bel Class B common stock.  In this letter, we expressed our flexibility to negotiate a deal that makes the most sense for Pulse shareholders and invited the Pulse Board to engage with us once again.  Following the delivery of this letter, we contacted Pulse’s CEO to indicate our willingness to revise our offer to reflect a higher price if Pulse could demonstrate to us that it was worth more.  On March 10, 2011, prior to making any attempt to discuss any alternative transaction or suitable valuation, we received a letter from Pulse summarily rejecting our proposal.

CONSIDER ALL OF THE FACTS REGARDING BEL’S PROPOSAL TO MERGE WITH PULSE

•	Both companies have agreed in the past that a Bel/Pulse combination is compelling and makes long-term strategic sense for shareholders and other constituents.

•	On February 28, 2011, Bel proposed to purchase all of the outstanding shares of Pulse for $6.00 per share.

•
The $6.00 per share offer represents a premium of approximately 38% to Pulse’s average closing share price on December 28, 2010 (the last trading day prior to Pulse’s public disclosure of Bel’s interest in discussing a potential business combination).

•	The $6.00 per share offer represents a premium of approximately 23% to Pulse’s average closing share price for the 60 trading days ended February 25, 2011.

•	The $6.00 per share offer represents a premium of 11% to Pulse’s closing share price on February 25, 2011 (the last trading day before Bel made the proposal).

•	Bel’s offer is not opportunistic. Bel has indicated its willingness to negotiate an increased purchase price that reflects any incremental value that Pulse can demonstrate.

•
Again, Bel’s offer is not opportunistic.  Bel has also indicated its willingness to structure a transaction that makes the most sense for shareholders, including a form of consideration that may include (i) all cash, (ii) Bel stock, or (iii) a combination thereof.

•
Bel has a strong balance sheet representing over $85 million in cash and no debt, and is prepared to produce a financing commitment letter from its investment banks once the Pulse Board shows its willingness to negotiate with us.

•	Bel is prepared to move quickly to consummate a deal subject to limited due diligence.

If elected, our two highly-qualified director nominees – who are completely independent of Bel and were introduced to us through a specialized corporate governance consulting firm – will represent a minority of the Pulse Board and are committed to working constructively with the other members of the Pulse Board to ensure that the interests of ALL Pulse shareholders are fully protected.

BEL’S $6.00 PROPOSAL TO ACQUIRE PULSE IS NEGOTIABLE

The Pulse Board has dismissed our $6.00 offer in cash or Bel Class B common stock as opportunistic and unfair, stating that our proposal would give Pulse shareholders no voting rights in the combined company and does not specify the amount of cash and stock being offered.  Bel’s offer is not opportunistic nor is it unfair.  We have attempted to enter into merger negotiations with Pulse since 2008.  Furthermore, as we have previously communicated to Pulse, we are willing to revise our offer to reflect a higher price if Pulse can demonstrate to us that it is worth more.

We have also stated that we are open to discussing alternative structures and forms of consideration.  However, the Pulse Board must first agree to discuss such alternatives.

CONSIDER PULSE’S PERFORMANCE OVER THE PAST FIVE YEARS

PULSE HAS LOST $751 MILLION IN MARKET VALUE WHILE THE CEO & CFO HAVE BEEN PAID $25.7 MILLION IN TOTAL COMPENSATION. What should be particularly concerning to shareholders is that, as part of this $25.7 million in total compensation, in June 2009 these two individuals collected one-time change-in-control payments totaling more than $4.0 million following the sale of Pulse’s Medtech subsidiary, a business acquired under the same management team less than 18 months earlier.

PULSE’S ADDITIONAL PERFORMANCE CONCERNS OVER THE PAST FIVE YEARS

Pulse Total Revenues
Decline from $627 million to $432 million (31% decline)

Income from Continuing Operations
Decline from a $46 million profit to a $28 million loss ($74 million decline)

Total CEO & CFO Compensation
$25.7 million (This does NOT include a $0.6 million payment to Daniel Moloney, CEO from March 22 to August 2, 2010)

Total Capital Allocated to Acquisitions
$480 million ($590 million including LK Products in September 2005)

Total Research & Development Expenses
$170 million

Total Goodwill & Intangible Asset Impairment
$411 million (Primarily related to acquisitions)

Total Loss in Market Value
$751 million loss

IN OUR OPINION PULSE SHAREHOLDERS DESERVE BETTER

While we continue to hope that the Pulse Board will work with us to structure a transaction that enables shareholders to receive a full and fair value for their investment, we do not believe this will occur under the stewardship of this current board of directors.  Therefore, we are asking you to vote “FOR” the election of our two highly-qualified, independent candidates Timothy E. Brog and James Dennedy to the Pulse Board by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope.

Sincerely,

/s/ Daniel Bernstein

Daniel Bernstein
Director, President and CEO
Bel Fuse Inc.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Bel Fuse's proxy materials, please call Alliance Advisors, LLC at the phone numbers or email listed below. Proxy materials are also available at www.ProxyProcess.com/BelFuse.

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
(973) 873-7706 (Call Collect) whassan@allianceadvisorsllc.com
Or CALL TOLL FREE (877)-777-5017

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation ("Pulse") has commenced at this time. In connection with the proposed transaction, Bel Fuse Inc. ("Bel") may file tender offer documents with the U.S. Securities and Exchange Commission ("SEC"). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.

ABOUT BEL FUSE INC.

Bel Fuse Inc. ("Bel") (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack7 connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies). Bel operates facilities around the world.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this news release, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of Bel's new products and competitive responses to those new products; and the risk factors detailed from time to time in Bel's Securities and Exchange Commission reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

Item 3.  Letter to shareholders of Pulse Electronics Corporation, dated April 11, 2011:

VOTE YOUR GOLD PROXY CARD TODAY

April 11, 2011

Dear Pulse Electronics Shareholder:

Bel Fuse Inc. is seeking your support for the election of our two highly-qualified, independent nominees to the Board of Directors of Pulse Electronics Corporation at Pulse’s 2011 Annual Meeting of Shareholders scheduled to be held on May 18, 2011.  We are not seeking control of the Pulse Board and these nominees have no agenda other than examining ALL options available to maximize value for Pulse shareholders.  We are seeking representation on the Pulse Board because we believe that the current directors of Pulse have not acted in the best interests of shareholders.

THE PULSE BOARD HAS REFUSED TO ENGAGE IN SERIOUS DISCUSSIONS WITH US REGARDING OUR PROPOSAL TO ACQUIRE PULSE

Over the past decade, the electronic components industry has become increasingly more cost-competitive and, as a result, it has become incrementally more difficult for businesses within the industry to sustain profitable results.  Consequently, economies of scale and scope of resources have emerged as two extremely important aspects for remaining competitive and for producing long-term, sustainable shareholder wealth.  Recognizing this dynamic, in 2006, representatives from Bel and Pulse began discussing a framework for a potential business combination that made strong strategic sense and that had the potential to create more value than either company could achieve on a standalone basis. Today, with the electronic components industry facing higher operating costs and a more competitive global environment, we are convinced that the strategic rationale for such a combined business entity is even more compelling.

Since 2008, we have attempted to renew merger discussions on four different occasions with members of the Pulse Board.  Unfortunately, despite the clear benefits we believe a business combination would yield for both companies and the value such a transaction would create for all shareholders, we were told by members of the Pulse Board that it was either “not the right time for a conversation” or that they preferred to defer substantive negotiations to a future date.  Each time, we respectfully honored these requests, patiently waiting while Pulse churned through four CEOs (including an interim CEO), the value of Pulse deteriorated (Pulse’s market value has declined by more than $750 million over the past five years) and the Pulse Board distributed millions in compensation and fringe benefits to a select few senior managers (Pulse’s top two senior managers have been paid $25.7 million in salary, stock awards, tax gross ups, social club memberships, retirement plan benefits and other perks over the past five years).

After years of unsuccessful attempts to engage with the Pulse Board, we felt we had no other option but to make our interest public.  On February 28, 2011, we made a compelling proposal for a business combination under which Bel would acquire all of the outstanding shares of Pulse common stock for per share consideration of $6.00 in cash or Bel Class B common stock.  In this letter, we expressed our flexibility to negotiate a deal that makes the most sense for Pulse shareholders and invited the Pulse Board to engage with us once again.  Following the delivery of this letter, we contacted Pulse’s CEO to indicate our willingness to revise our offer to reflect a higher price if Pulse could demonstrate to us that it was worth more.  On March 10, 2011, prior to making any attempt to discuss any alternative transaction or suitable valuation, we received a letter from Pulse summarily rejecting our proposal.

CONSIDER ALL OF THE FACTS REGARDING BEL’S PROPOSAL TO MERGE WITH PULSE

•	Both companies have agreed in the past that a Bel/Pulse combination is compelling and makes long-term strategic sense for shareholders and other constituents.

•	On February 28, 2011, Bel proposed to purchase all of the outstanding shares of Pulse for $6.00 per share.

•
The $6.00 per share offer represents a premium of approximately 38% to Pulse’s average closing share price on December 28, 2010 (the last trading day prior to Pulse’s public disclosure of Bel’s interest in discussing a potential business combination).

•	The $6.00 per share offer represents a premium of approximately 23% to Pulse’s average closing share price for the 60 trading days ended February 25, 2011.

•	The $6.00 per share offer represents a premium of 11% to Pulse’s closing share price on February 25, 2011 (the last trading day before Bel made the proposal).

•	Bel’s offer is not opportunistic. Bel has indicated its willingness to negotiate an increased purchase price that reflects any incremental value that Pulse can demonstrate.

•
Again, Bel’s offer is not opportunistic.  Bel has also indicated its willingness to structure a transaction that makes the most sense for shareholders, including a form of consideration that may include (i) all cash, (ii) Bel stock, or (iii) a combination thereof.

•
Bel has a strong balance sheet representing over $85 million in cash and no debt, and is prepared to produce a financing commitment letter from its investment banks once the Pulse Board shows its willingness to negotiate with us.

•	Bel is prepared to move quickly to consummate a deal subject to limited due diligence.

If elected, our two highly-qualified director nominees – who are completely independent of Bel and were introduced to us through a specialized corporate governance consulting firm – will represent a minority of the Pulse Board and are committed to working constructively with the other members of the Pulse Board to ensure that the interests of ALL Pulse shareholders are fully protected.

BEL’S $6.00 PROPOSAL TO ACQUIRE PULSE IS NEGOTIABLE

The Pulse Board has dismissed our $6.00 offer in cash or Bel Class B common stock as opportunistic and unfair, stating that our proposal would give Pulse shareholders no voting rights in the combined company and does not specify the amount of cash and stock being offered.  Bel’s offer is not opportunistic nor is it unfair.  We have attempted to enter into merger negotiations with Pulse since 2008.  Furthermore, as we have previously communicated to Pulse, we are willing to revise our offer to reflect a higher price if Pulse can demonstrate to us that it is worth more.

We have also stated that we are open to discussing alternative structures and forms of consideration.  However, the Pulse Board must first agree to discuss such alternatives.

CONSIDER PULSE’S PERFORMANCE OVER THE PAST FIVE YEARS

PULSE HAS LOST $751 MILLION IN MARKET VALUE WHILE THE CEO & CFO HAVE BEEN PAID $25.7 MILLION IN TOTAL COMPENSATION. What should be particularly concerning to shareholders is that, as part of this $25.7 million in total compensation, in June 2009 these two individuals collected one-time change-in-control payments totaling more than $4.0 million following the sale of Pulse’s Medtech subsidiary, a business acquired under the same management team less than 18 months earlier.

PULSE’S ADDITIONAL PERFORMANCE CONCERNS OVER THE PAST FIVE YEARS

Pulse Total Revenues
Decline from $627 million to $432 million (31% decline)

Income from Continuing Operations
Decline from a $46 million profit to a $28 million loss ($74 million decline)

Total CEO & CFO Compensation
$25.7 million (This does NOT include a $0.6 million payment to Daniel Moloney, CEO from March 22 to August 2, 2010)

Total Capital Allocated to Acquisitions
$480 million ($590 million including LK Products in September 2005)

Total Research & Development Expenses
$170 million

Total Goodwill & Intangible Asset Impairment
$411 million (Primarily related to acquisitions)

Total Loss in Market Value
$751 million loss

IN OUR OPINION PULSE SHAREHOLDERS DESERVE BETTER

While we continue to hope that the Pulse Board will work with us to structure a transaction that enables shareholders to receive a full and fair value for their investment, we do not believe this will occur under the stewardship of this current board of directors.  Therefore, we are asking you to vote “FOR” the election of our two highly-qualified, independent candidates Timothy E. Brog and James Dennedy to the Pulse Board by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope.

Sincerely,

/s/ Daniel Bernstein

Daniel Bernstein
Director, President and CEO
Bel Fuse Inc.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Bel Fuse’s proxy materials, please call
Alliance Advisors, LLC at the phone numbers or email listed below. Proxy materials are also available at www.ProxyProcess.com/BelFuse

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ  07003
(973) 873-7706 (Call Collect)
whassan@allianceadvisorsllc.com
or
CALL TOLL FREE (877)-777-5017

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time.  In connection with the proposed transaction, Bel Fuse Inc. (“Bel”) may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse.  INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.

Item 4.  Letter to Pulse Electronics Corporation dated June 28, 2007:

June 28, 2007

Mr. Alan E. Barton
Mr. John E. Burrows, Jr.
Technitrol, Inc.
c/o Ms. Ann Marie Janus, Secretary
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Mr. Barton and Mr. Burrows,

Due to the recent announcement by C&D Technologies, Inc. that it has agreed to sell its Power Electronic Division to Murata Manufacturing Co., Ltd., the Bel Board is currently free to pursue other potential strategic alternatives that will enhance shareholder value. Our hope is that we can now have meaningful discussions with Technitrol regarding a business combination which will yield significant potential value to our respective shareholders, without the unnecessary rhetoric.

In late April, Technitrol offered to pay $43.00 per share in cash to acquire Bel Fuse. Our Board continues to believe that a cash sale at that price level is not in the best interest of our shareholders. We believe that our shareholders will realize greater value in the long-term by allowing our management to continue to implement its business plan and strategic initiatives. Certainly a stock merger with Technitrol generates an opportunity under the proper conditions that would encourage us to forgo other alternatives, especially if the combined company has significant cash reserves and minimal debt. Such a strategic combination would allow shareholders from both companies the opportunity to fully benefit from the synergies of the combined business.

As we have previously disclosed to you, a successful merger requires that we implement a strategy that would gain the greatest return to the combined shareholders. In light of the proposed retirements of Mr. Papada and Mr. Kowalski, we need to have a Board and executive team committed to deliver on the combined company’s long-term strategy. Our plan would include, but is not limited to, the following:

●     The spinning-off of AMI DODUCO after the consummation of the transaction. We commend Technitrol management for taking steps to maximize the potential value of the AMI DODUCO business segment, however, as a combined company our primary focus should be concentrated on business segments where we are or can be a market leader.

●     Using the proceeds from the sale of AMI DODUCO to buy back shares in the merged company in order to maximize value for the combined company’s shareholders.

●     Reviewing strategic alternatives to Bel’s Power Group, Pulse Automotive Group and Pulse Consumer Products Group consistent with our views on the ability of these divisions to become market leaders.

●     Making further acquisitions in the antennae area in order to lessen dependence on a single customer.

When representatives of Bel and Technitrol last met in May 2007, we discussed a possible business combination in which Bel would hold a post-merger majority membership on the Board of Directors. Mr. Barton stated at the time that this would be the major roadblock from a corporate governance perspective and would be unacceptable to Technitrol shareholders. However, our subsequent conversations with Technitrol’s largest shareholders confirmed that they would not object to a post-merger majority for Bel. In light of Mr. Graves announced resignation in early April 2007 and the planned retirement of Mr. Papada in December 2008, the road is paved for a Board of Directors in the merged company that is comprised of seven directors from Bel and five directors from Technitrol, thereby, leveraging our respective Board expertise.

Technitrol also expressed concern that our Chief Executive Officer Dan Bernstein lacks the ability to manage a company that would be more than four times larger and far more diversified operationally and geographically than Bel’s. This was also not a concern that is shared by the Technitrol shareholders with whom we met. In addition to Mr. Bernstein’s relying on the existing management of both companies, Bel’s Board will propose that I serve a three-year term as Chairman of the combined company. As former Executive Vice President and Vice Chairman of Vishay Intertechnology, Bel’s Board is confident that I can provide guidance and the benefit of 30 years of experience to the management team of the combined company. Vishay is a Fortune 1,000 company listed on the NYSE with sales of $2.5 billion and is one of the world’s largest manufacturers of discrete semiconductors and passive electronic components with operations in seventeen countries and over 25,000 employees. In order to allow us to implement a three-year strategic plan, we suggest that Mr. Papada and Mr. Kowalski be offered early retirement.

Please note that Bel has put considerable effort in addressing the concerns that Technitrol has expressed to us over the past months, and we look forward to meaningful discussions. Due to our travel schedule, we request a meeting of two independent directors of each company for the week of July 16, 2007 to discuss a strategic combination of our respective companies.

Sincerely,

/Avi Eden/

Avi Eden Director

*  *  *  *  *

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time. In connection with the proposed acquisition by Bel Fuse Inc. (“Bel”) of Pulse, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.

Item 5.  Letter to Pulse Electronics Corporation dated December 14, 2010:

December 14, 2010

Mr. John Burrows, Lead Independent Director
Pulse Electronics Corporation
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Mr. Burrows:

I am writing on behalf of the Board of Directors of Bel Fuse, Inc. to express our interest in restarting discussions about a potential business combination between Pulse Electronics Corporation and Bel Fuse.

We believe the strategic and operational rationale underlying a combination of our businesses is profound, and represents a unique opportunity to create superior value for Pulse and Bel Fuse shareholders very quickly. Indeed, the logic and substantial benefits associated with such a transaction appear even more compelling today following your recent sale of AMI Doduco and your continuing search for a reliable, permanent CEO.

We firmly believe there are many advantages to consummating a merger as soon as possible. Specifically, the complementary aspects of bringing our respective companies together would establish a position of formidable strength within the industry. The synergies created from a combined enterprise would form the foundation of a more competitive global business through lower operating costs, a wider product portfolio, and a stronger platform of engineering capabilities. Furthermore, the size and scale of a combined company would create a more robust capital structure which would, in turn, permit better access to capital for future expansion.

Clearly, a friendly transaction is the most ideal and preferred path forward for all parties involved, and members of the Bel Fuse Board of Directors and management team are available to meet with you at your earliest convenience to construct mutually agreeable terms. However, since we are convinced that a business combination makes extraordinary sense to shareholders of both companies, we are compelled to preserve all of our options ‐ including, but not limited to, nominating directors for election to the Pulse Board at the next annual meeting of shareholders.

If we commence a meaningful dialogue, preferably prior to year‐end, we have no present intention to make public the fact that we have nominated these directors until it is legally necessary to do so.

I look forward to hearing from you soon to coordinate next steps.
Sincerely,

/s/ Avi D. Eden
Avi D. Eden
Director
Cc: Pulse Electronics Board of Directors

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ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time. In connection with the proposed acquisition by Bel Fuse Inc. (“Bel”) of Pulse, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.